  Duma Energy Announces Strong Year End Results

Houston, Texas - Nov 14, 2012 - Duma Energy Corp. (OTCBB: DUMA) has announced that its financial and operational results for its full fiscal year and fourth quarter ended July 31, 2012 have been filed with the SEC.

Year End Select Results:

  Production (net) increased 157% to 98.17 Mboe (thousands of barrels of oil equivalent) from 38.12 Mboe the previous year.

  Revenue was $7.17 million, up 110% from $3.41 million in the previous year.

  Cash flow from operations was $0.63 million, compared to negative ($2.27 million) last year.

  Assets totaled $25.78 million, up 52% from $16.94 million in the previous year.

  Equity was $12.3 million, up 86% from $6.63 million last year.

  Net Loss was ($4.58 million), as compared to a loss in 2011 of ($10.29 million)

Fourth Quarter Select Results:

  Production (net) increased 38% to 30.24 Mboe from 21.99 Mboe in the third quarter.

  Revenue for the quarter increased to $1.89 million.

  Cash flow from operations for the quarter was up significantly to $1.04 million.

"Our focus on cash flow and production has allowed us to continue growing our revenue and assets. We expect this trend to continue throughout next year. We are becoming more aggressive in our pursuit of acquisitions and additional production, including our recent acquisition of interest in 5.3 million acres in Namibia, Africa. We believe strongly that the Company is poised to grow substantially in the near term," said Jeremy G. Driver, President and Chief Executive Officer of Duma Energy Corp.

About Duma Energy Corp.

Duma Energy Corp. (OTCBB: DUMA) is an aggressive growth company actively producing oil and gas in the continental United States, both on and offshore. Duma also has a significant interest in a 5.3 million-acre concession in the Republic of Namibia in southern Africa. Duma Energy will continue increasing revenue, cash flow, and reserves while pursuing aggressive growth through acquisition and participation in projects with the potential of providing exponential returns for shareholders. Further information can be found on the Company's website at www.duma.com

Investor Relations
Investor Awareness, Inc.
Tony Schor, 847-945-2222
www.InvestorAwareness.com

Forward-looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as "expect," "believe" or "plan," by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.